Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-128027) pertaining to the Inergy Holdings Employee Unit Purchase Plan of Inergy Holdings, L.P. and
(2)	Registration Statement (Form S-8 No. 333-131769) pertaining to the Inergy Holdings, L.P. Long Term Incentive Plan of Inergy Holdings, L.P.;

of our report dated December 8, 2005, except for Note 18 as to which the date is May 18, 2006, with respect to the consolidated financial statements and schedule of Inergy Holdings, L.P. and Subsidiaries included in this Annual Report (Form 10-K/A) for the year ended September 30, 2005.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

May 18, 2006